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                                                                    EXHIBIT 11.1

Exhibit 11.1 - Computation of Earnings Per Common Share.
                      (in thousands, except per share data)

                                                              THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                  DECEMBER 31,               DECEMBER 31,
                                                            -----------------------     ----------------------
                                                              1999           1998         1999         1998
                                                              ----           ----         ----         ----
BASIC COMPUTATION
Income (loss) from continuing operations                    $    608      $   (359)     $   (559)    $    (820)
Net income (loss)                                                608          (359)         (559)       (1,341)
Income (loss) attributable to common shareholders                608          (439)         (559)       (2,053)
                                                            ========      ========      ========     =========
Weighted Average Shares Outstanding                           17,123        11,511        15,859        10,742

Income (loss) from continuing operations per
    common share                                            $   0.04      $  (0.03)     $  (0.04)    $   (0.08)
Net income (loss) per common share                          $   0.04      $  (0.03)     $  (0.04)    $   (0.12)
Income (loss) attributable to common shareholders
    per common share                                        $   0.04      $  (0.04)     $  (0.04)    $   (0.19)

DILUTED COMPUTATION
Weighted average shares                                       17,123        11,511        15,859        10,742
Effect of dilutive securities:
    Employee stock options                                     1,843            --            --            --
    Warrants                                                     642            --            --            --
                                                            --------      --------      --------     ---------
                                                              19,608        11,511        15,859        10,742
Income (loss) from continuing operations per
    common share                                            $   0.03      $  (0.03)     $  (0.04)    $   (0.08)
Net income (loss) per common share                          $   0.03      $  (0.03)     $  (0.04)    $   (0.12)
Income (loss) attributable to common shareholders
    per common share                                        $   0.03      $  (0.04)     $  (0.04)    $   (0.19)